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                 June 1, 2022

       Richard Manson
       Chief Financial Officer
       OLYMPIC STEEL INC
       22901 Millcreek Blvd. Suite 650
       Highland Hills, Ohio 44122

                                                        Re: OLYMPIC STEEL INC
                                                            Registration
Statement on Form S-3
                                                            Filed on May 27,
2022
                                                            File No. 333-265301

       Dear Mr. Manson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Janice Adeloye at 202-551-3034 or Lilyanna Peyser at 202-551-3222 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Trade & Services